EXHIBIT 1.2

Consolidated Financial Statements
December 31, 2018

Management's Annual Report on Internal Control Over Financial Reporting

Management of the Company, under the supervision of the Chief Executive Officer and the Chief Financial Officer, is responsible for establishing and maintaining adequate internal control over the Company's financial reporting. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with United States generally accepted accounting principles.

We, including the Chief Executive Officer and Chief Financial Officer, have assessed the effectiveness of the Company's internal control over financial reporting in accordance with Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, we, including the Chief Executive Officer and Chief Financial Officer, have determined that the Company's internal control over financial reporting was effective as at December 31, 2018. Additionally, based on our assessment, we determined that there were no material weaknesses in the Company's internal control over financial reporting as at December 31, 2018.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2018 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included herein.

February 12, 2019

/s/ Tobias Lütke
Tobias Lütke
Chief Executive Officer

/s/ Amy Shapero
Amy Shapero
Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Shopify Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Shopify Inc. and its subsidiaries, (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2018.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Ottawa, Canada
February 12, 2019

We have served as the Company’s auditor since 2011, which includes periods before the Company became subject to SEC reporting requirements.

Shopify Inc.
Consolidated Balance Sheets
Expressed in US $000’s except share amounts

		As at
		December 31, 2018	December 31, 2017
	Note	$	$
Assets
Current assets
Cash and cash equivalents	4	410,683	141,677
Marketable securities	5	1,558,987	796,362
Trade and other receivables, net	6	41,347	21,939
Merchant cash advances and loans receivable, net	7	91,873	47,101
Other current assets	8	26,192	18,598
		2,129,082	1,025,677
Long-term assets
Property and equipment, net	9	61,612	50,360
Intangible assets, net	10	26,072	17,210
Goodwill	11	38,019	20,317
		125,703	87,887
Total assets		2,254,785	1,113,564
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	12	96,956	62,576
Current portion of deferred revenue	13	39,180	30,694
Current portion of lease incentives	14	2,552	1,484
		138,688	94,754
Long-term liabilities
Deferred revenue	13	1,881	1,352
Lease incentives	14	22,316	14,970
Deferred tax liability	20	1,132	1,388
		25,329	17,710
Commitments and contingencies	16
Shareholders’ equity
Common stock, unlimited Class A subordinate voting shares authorized, 98,081,889 and 87,067,604 issued and outstanding; unlimited Class B multiple voting shares authorized, 12,310,800 and 12,810,084 issued and outstanding	17	2,215,936	1,077,477
Additional paid-in capital		74,805	43,392
Accumulated other comprehensive income (loss)	18	(12,216)	3,435
Accumulated deficit		(187,757)	(123,204)
Total shareholders’ equity		2,090,768	1,001,100
Total liabilities and shareholders’ equity		2,254,785	1,113,564

The accompanying notes are an integral part of these consolidated financial statements.

On Behalf of the Board:

"/s/ Tobias Lütke"	"/s/ Steven Collins"
Tobias Lütke	Steven Collins
Chairman, Board of Directors	Chairman, Audit Committee

Shopify Inc.
Consolidated Statements of Operations and Comprehensive Loss
Expressed in US $000’s, except share and per share amounts

		Years ended
		December 31, 2018	December 31, 2017
	Note	$	$
Revenues
Subscription solutions	21	464,996	310,031
Merchant solutions	21	608,233	363,273
		1,073,229	673,304
Cost of revenues
Subscription solutions		100,990	61,267
Merchant solutions		375,972	231,784
		476,962	293,051
Gross profit		596,267	380,253
Operating expenses
Sales and marketing		350,069	225,694
Research and development		230,674	135,997
General and administrative		107,444	67,719
Total operating expenses		688,187	429,410
Loss from operations		(91,920)	(49,157)
Other income
Interest income, net		29,436	7,850
Foreign exchange gain (loss)		(2,069)	1,312
		27,367	9,162
Net loss		(64,553)	(39,995)
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on cash flow hedges	18	(15,651)	5,253
Comprehensive loss		(80,204)	(34,742)

Basic and diluted net loss per share attributable to shareholders	19	$(0.61)	$(0.42)
Weighted average shares used to compute basic and diluted net loss per share attributable to shareholders	19	105,671,839	95,774,897

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Statements of Changes in Shareholders’ Equity
Expressed in US $000’s except share amounts

		Common Stock		Additional Paid-In Capital $	Accumulated Other Comprehensive Income (Loss) $	Accumulated Deficit $	Total $
	Note	Shares	Amount $
As at December 31, 2016		89,405,480	468,494	27,009	(1,818)	(83,209)	410,476
Exercise of stock options		3,322,993	24,959	(10,185)	—	—	14,774
Stock-based compensation		—	—	50,535	—	—	50,535
Vesting of restricted share units		824,215	23,967	(23,967)	—	—	—
Issuance of Class A subordinate voting shares, net of offering costs of $15,518	17	6,325,000	560,057	—	—	—	560,057
Net loss and comprehensive loss for the year		—	—	—	5,253	(39,995)	(34,742)
As at December 31, 2017		99,877,688	1,077,477	43,392	3,435	(123,204)	1,001,100
Exercise of stock options		2,179,999	48,408	(17,914)	—	—	30,494
Stock-based compensation		—	—	97,690	—	—	97,690
Vesting of restricted share units		935,002	48,363	(48,363)	—	—	—
Issuance of Class A subordinate voting shares, net of offering costs of $16,312	17	7,400,000	1,041,688	—	—	—	1,041,688
Net loss and comprehensive loss for the year		—	—	—	(15,651)	(64,553)	(80,204)
As at December 31, 2018		110,392,689	2,215,936	74,805	(12,216)	(187,757)	2,090,768

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Consolidated Statements of Cash Flows
Expressed in US $000’s

		Years ended
		December 31, 2018	December 31, 2017
	Note	$	$
Cash flows from operating activities
Net loss for the year		(64,553)	(39,995)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization and depreciation		27,052	23,382
Stock-based compensation		95,720	49,163
Provision for uncollectible receivables related to merchant cash advances and loans receivable	7	5,922	2,606
Unrealized foreign exchange (gain) loss		1,272	(1,604)
Changes in operating assets and liabilities:
Trade and other receivables		(32,649)	(13,037)
Merchant cash advances and loans receivable		(50,694)	(37,811)
Other current assets		(10,816)	(3,706)
Accounts payable and accrued liabilities		20,641	15,428
Deferred revenue		9,015	10,960
Lease incentives		8,414	2,515
Net cash provided by operating activities		9,324	7,901
Cash flows from investing activities
Purchase of marketable securities		(2,447,955)	(1,129,263)
Maturity of marketable securities		1,698,264	642,073
Acquisitions of property and equipment		(27,950)	(20,043)
Acquisitions of intangible assets		(13,595)	(4,219)
Acquisition of businesses, net of cash acquired	22	(19,397)	(15,718)
Net cash used by investing activities		(810,633)	(527,170)
Cash flows from financing activities
Proceeds from the exercise of stock options		30,494	14,774
Proceeds from public offering, net of issuance costs	17	1,041,688	560,057
Net cash provided by financing activities		1,072,182	574,831
Effect of foreign exchange on cash and cash equivalents		(1,867)	2,102
Net increase in cash and cash equivalents		269,006	57,664
Cash and cash equivalents – Beginning of Year		141,677	84,013
Cash and cash equivalents – End of Year		410,683	141,677

Non-cash investing activities:
Acquired property and equipment remaining unpaid		1,931	1,764
Acquired intangible assets remaining unpaid		322	—
Capitalized stock-based compensation		1,970	1,372

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

1.	Nature of Business

Shopify Inc. (“Shopify” or the “Company”) was incorporated as a Canadian corporation on September 28, 2004. The Company’s mission is to make commerce better for everyone. Shopify is the leading cloud-based, multi-channel commerce platform. The Company builds web- and mobile-based software and lets merchants easily set up beautiful online storefronts that are rich with retail functionality. Merchants use the Company's software to run their business across all of their sales channels, including web and mobile storefronts, physical retail locations, social media storefronts, and marketplaces. The Shopify platform provides merchants with a single view of their business and customers across all of their sales channels and enables them to manage products and inventory, process orders and payments, ship orders, build customer relationships, source products, leverage analytics and reporting, and access financing, all from one integrated back office.

The Company’s headquarters and principal place of business are in Ottawa, Canada.

2.	Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of the Company and its directly and indirectly wholly owned subsidiaries including, but not limited to: Shopify Payments (Canada) Inc., incorporated in Canada; Shopify International Limited, incorporated in Ireland; Shopify Capital Inc., incorporated in the state of Virginia in the United States; and Shopify LLC, Shopify Payments (USA) Inc. and Shopify Holdings (USA) Inc., incorporated in the state of Delaware in the United States. All intercompany accounts and transactions have been eliminated upon consolidation.
These consolidated financial statements of the Company have been presented in United States dollars (USD) and have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), including the applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding financial reporting.

3.	Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements, in accordance with U.S. GAAP, requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates, judgments and assumptions in these consolidated financial statements include: key judgments related to revenue recognition in determining whether the Company is the principal or an agent to the arrangements with merchants, and the estimated period over which contract costs should be amortized; provision for uncollectible receivables related to merchant cash advances and loans; recoverability of deferred tax assets; and fair value of acquired intangible assets. Actual results may differ from the estimates made by management.

Revenue Recognition

The Company's sources of revenue consist of subscription solutions and merchant solutions. The Company principally generates subscription solutions revenue through the sale of subscriptions to the platform. The Company also generates additional subscription solutions revenues from the sale of themes and apps, the registration of domain names, and the collection of variable platform fees. The Company generates merchant solutions revenue by providing additional services to merchants to increase their use of the platform. The majority of the Company's merchant solutions revenue is from fees earned from merchants based on their customer orders processed through Shopify Payments. The Company also earns merchant solutions revenue relating to Shopify Shipping, Shopify Capital, other transaction services and referral fees, as well as from the sale of Point-of-Sale (POS) hardware. Arrangements with merchants do not provide the merchants with the right to take possession of the software supporting the Company’s hosting platform at any time and are therefore

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

accounted for as service contracts. The Company’s subscription service contracts do not provide for refunds or any other rights of return to merchants in the event of cancellations.

The Company recognizes revenue to depict the transfer of promised services to merchants in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services by applying the following steps:
•Identify the contract with a merchant;
•Identify the performance obligations in the contract;
•Determine the transaction price;
•Allocate the transaction price; and
•Recognize revenue when, or as, the Company satisfies a performance obligation.

The Company follows the guidance provided in ASC 606-10, Principal versus Agent Considerations, for determining whether the Company should recognize revenue based on the gross amount billed to a merchant or the net amount retained. This determination is a matter of judgment that depends on the facts and circumstances of each arrangement. The Company recognizes revenue from Shopify Shipping and the sales of apps on a net basis as the Company is not primarily responsible for the fulfillment and does not have control of the promised service, and therefore is the agent in the arrangement with merchants. All other revenue is reported on a gross basis, as the Company has determined it is the principal in the arrangement.

Sales taxes collected from merchants and remitted to government authorities are excluded from revenue.

The Company's arrangements with merchants can include multiple services or performance obligations, which may consist of some or all of the Company's subscription solutions. When contracts involve various performance obligations, the Company evaluates whether each performance obligation is distinct and should be accounted for as a separate unit of accounting under Topic 606. In the case of subscription solutions, the Company has determined that merchants can benefit from the service on its own, and that the service being provided to the merchant is separately identifiable from other promises in the contract. Specifically, the Company considers the distinct performance obligations to be the subscription solution, custom themes, feature-enhancing apps and unique domain names. The total transaction price is determined at the inception of the contract and allocated to each performance obligation based on their relative standalone selling prices. In the case of merchant solutions, the transaction price for each performance obligation is based on an observable standalone selling price that is never bundled, therefore the relative allocation is not required.

The Company determined the standalone selling price by considering its overall pricing objectives and market conditions. Significant pricing practices taken into consideration for our subscription solutions include discounting practices, the size and volume of our transactions, the customer demographic, the geographic area where services are sold, price lists, our go-to-market strategy, historical standalone sales and contract prices. The determination of standalone selling prices is made through consultation with and approval by our management, taking into consideration our go-to-market strategy. As the Company's go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in relative standalone selling prices.

The Company generally receives payment from its merchants at the time of invoicing. In all other cases, payment terms and conditions vary by contract type, although terms generally include a requirement for payment within 30 days of the invoice date. In instances where timing of revenue recognition differs from the timing of invoicing and subsequent payment, we have determined our contracts generally do not include a significant financing component.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Subscription Solutions

Subscription revenue is recognized over time on a ratable basis over the contractual term. The contract terms are monthly, annual or multi-year subscription terms. Revenue recognition begins on the date that the Company’s service is made available to the merchant. Certain subscription contracts have a transaction price that includes a variable component that is based on the merchants' volume of sales. In such cases, the Company uses the practical expedient that allows it to determine the transaction price and recognize revenue in the amount to which the Company has a right to invoice. Payments received in advance of services being rendered are recorded as deferred revenue and recognized ratably over time, over the requisite service period.

Revenue from the sale of separately priced themes and apps is recognized at the time of the sale. The right to use domain names is also sold separately and is recognized ratably over time, over the contractual term, which is generally an annual term. Revenue from themes, as well as apps and domains have been classified within subscription solutions on the basis that they are typically sold at the time the merchant enters into the subscription services arrangement or because they are charged on a recurring basis.

Merchant Solutions

Revenues earned from Shopify Payments, Shopify Shipping, other transaction services, and referral fees are recognized at a point in time, at the time of the transaction. For the sale of POS hardware, revenue is recognized at a point in time, based on when ownership passes to the merchant, in accordance with the shipping terms. The Company earns revenue from Shopify Capital, a merchant cash advance (MCA) and loan program for eligible merchants. The Company evaluates identified underwriting criteria such as, but not limited to, historical sales data prior to purchasing the eligible merchant's future receivables, or making a loan, to help ensure collectibility. Under Shopify Capital, the Company purchases a designated amount of future receivables at a discount or makes a loan, and the merchant remits a fixed percentage of their daily sales to the Company, until the outstanding balance has been fully remitted. For Shopify Capital MCA's, the Company applies a percentage of the remittances collected against the merchant's receivable balance, and a percentage, which is related to the discount, as merchant solutions revenue. For Shopify Capital loans, because there is a fixed maximum repayment term, the Company calculates an effective interest rate based on the merchant's expected future payment volume to determine how much of a merchant's repayment to recognize as revenue and how much to apply against the merchant's receivable balance.

Capitalized Contract Costs

As part of obtaining contracts with certain merchants, the Company incurs upfront costs such as sales commissions. The Company capitalizes these contract costs, which are subsequently amortized on a systematic basis consistent with the pattern of the transfer of the good or service to which the contract asset relates, which is generally on a straight-line basis over the estimated life of the merchant relationship. In some instances, the Company applies the practical expedient that allows it to determine this estimate for a portfolio of contracts that have similar characteristics in terms of type of service, contract term and pricing. This estimate is reviewed by management at the end of each reporting period as additional information becomes available. For certain contracts where the amortization period of the contract costs would have been one year or less, the Company uses the practical expedient that allows it to recognize the incremental costs of obtaining those contracts as an expense when incurred and not consider the time value of money.

Cost of Revenues

The Company’s cost of revenues consists of payments for Themes and Domain registration, credit card fees, third-party infrastructure and hosting costs, an allocation of costs incurred by both the operations and support functions, and amortization of capitalized software development costs. In addition, included in the cost of merchant solutions are costs associated with credit card processing, and the cost of POS hardware.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Software Development Costs

Research and development costs are generally expensed as incurred. These costs primarily consist of personnel and related expenses, contractor and consultant fees, stock-based compensation, and corporate overhead allocations, including depreciation.

The Company capitalizes certain development costs incurred in connection with its internal use software. These capitalized costs are related to the development of its software platform that is hosted by the Company and accessed by its merchants on a subscription basis as well as material internal infrastructure software. Costs incurred in the preliminary stages of development are expensed as incurred. The Company capitalizes all direct and incremental costs incurred during the application development phase, until such time when the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing.

The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Capitalized costs are recorded as part of intangible assets in the consolidated balance sheets and are amortized on a straight-line basis over their estimated useful lives of two or three years. Maintenance costs are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs included in sales and marketing expenses during the years ended December 31, 2018 and 2017 were $131,434 and $92,031 respectively.

Operating Leases

The total payments and costs associated with operating leases, including leases that contain lease inducements and uneven payments, are aggregated and amortized on a straight-line basis over the expected lease term of each respective agreement.

Stock-Based Compensation

The accounting for stock-based awards is based on the fair value of the award measured at the grant date. Accordingly, stock-based compensation cost is recognized in the Consolidated Statements of Operations and Comprehensive Loss as an operating expense over the requisite service period.

The fair value of stock options is determined using the Black-Scholes option-pricing model, single option approach. An estimate of forfeitures is applied when determining compensation expense. The Company determines the fair value of stock option awards on the date of grant using assumptions regarding expected term, share price volatility over the expected term of the awards, risk-free interest rate, and dividend rate. All shares issued under the Company's Fourth Amended and Restated Stock Option Plan (Legacy Option Plan), the Amended and Restated Stock Option Plan (Stock Option Plan), and the Amended and Restated Long Term Incentive Plan (Long Term Incentive Plan) are from treasury.

The fair value of restricted share units (RSUs) is measured using the fair value of the Company's shares as if the RSUs were vested and issued on the grant date. An estimate of forfeitures is applied when determining compensation expense. All shares issued under the Company's Long Term Incentive Plan (LTIP) are from treasury.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the year in

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized.

The Company evaluates tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions have met a “more-likely-than-not” threshold of being sustained by the applicable tax authority. Tax benefits related to tax positions not deemed to meet the “more-likely-than-not” threshold are not permitted to be recognized in the consolidated financial statements.

Earnings Per Share

Basic earnings per share are calculated by dividing net earnings attributable to common equity holders of the Company by the weighted average number of shares of common stock outstanding during the year.

Diluted earnings per share are calculated by dividing net earnings attributable to common equity holders of the Company by the weighted average number of shares of common stock outstanding during the year, plus the effect of dilutive potential common stock outstanding during the year. This method requires that diluted earnings per share be calculated (using the treasury stock method) as if all dilutive potential common stock had been exercised at the latest of the beginning of the year or on the date of issuance, as the case may be, and that the funds obtained thereby (plus an amount equivalent to the unamortized portion of related stock-based compensation costs) be used to purchase common stock of the Company at the average fair value of the common stock during the year.

Foreign Currency Transactions

The functional and reporting currency of the Company and its subsidiaries is the USD. Monetary assets and liabilities denominated in foreign currencies are re-measured to USD using the exchange rates at the consolidated balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are measured in USD using historical exchange rates. Revenues and expenses are measured using the actual exchange rates prevailing on the dates of the transactions. Gains and losses resulting from re-measurement are recorded in the Company’s Consolidated Statements of Operations and Comprehensive Loss as Foreign exchange gain (loss), with the exception of foreign exchange forward contracts used for hedging which are re-measured in Other Comprehensive Income (Loss) and the gain (loss) is then reclassified into earnings to either cost of revenue or operating expenses in the same period, or period, during which the hedged transaction affects earnings.

Cash and Cash Equivalents

The Company considers all short term highly liquid investments purchased with original maturities at their acquisition date of three months or less to be cash equivalents.

Marketable Securities

The Company’s marketable securities consist of U.S. and Canadian federal agency bonds, U.S. term deposits, corporate bonds and money market funds, and mature within 12 months from the date of purchase. Marketable securities are classified as held-to-maturity at the time of purchase and this classification is re-evaluated as of each consolidated balance sheet date. Held-to-maturity securities represent those securities that the Company has both the intent and ability to hold to maturity and are carried at amortized cost, which approximates their fair market value. Interest on these securities, as well as amortization/accretion of premiums/discounts, are included in interest income. All investments are assessed as to whether any unrealized loss positions are other than temporarily impaired. Impairments are considered other than temporary if they are related to deterioration in credit risk or if it is likely the Company will sell the securities before the recovery of their cost basis. Realized gains and losses and declines in value determined to be other than temporary are determined based on the specific identification method and are reported in other income (expense) in the Consolidated Statements of Operations and Comprehensive Loss.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Fair Value Measurements

The carrying amounts for cash and cash equivalents, marketable securities, trade and other receivables, merchant cash advances receivable, loans, foreign exchange contracts, trade accounts payable and accruals, and employee related accruals approximate fair value due to the short-term maturities of these instruments.

The Company measures the fair value of its financial assets and liabilities using a fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Derivatives and Hedging

The majority of the Company's derivative products are foreign exchange forward contracts, which are designated as cash flow hedges of foreign currency forecasted expenses. By their nature, derivative financial instruments involve risk, including the credit risk of non-performance by counter parties. The Company may hold foreign exchange forward contracts to mitigate the risk of future foreign exchange rate volatility related to future Canadian dollar (CAD) denominated costs and current and future obligations.

The Company's foreign currency forward contracts generally have maturities of twelve months or less. The critical terms match method is used when the key terms of the hedging instrument and that of the hedged item are aligned; therefore, the changes in fair value of the forward contracts are recorded in accumulated other comprehensive income (AOCI). The effective portion of the gain or loss on each forward contract is reported as a component of AOCI and reclassified into earnings to either cost of revenue or operating expense in the same period, or periods, during which the hedged transaction affects earnings. The ineffective portion of the gains or losses, if any, is recorded immediately in other income (expense).

For hedges that do not qualify for the critical terms match method of accounting, a formal assessment is performed to verify that derivatives used in hedging transactions continue to be highly effective in offsetting the changes in fair value or cash flows of the hedged item. Hedge accounting is discontinued if a derivative ceases to be highly effective, matures, is terminated or sold, if a hedged forecasted transaction is no longer probable of occurring, or if the Company removes the derivative's hedge designation. For discontinued cash flow hedges, the accumulated gain or loss on the derivative remains in AOCI and is reclassified into earnings in the period in which the previously hedged forecasted transaction impacts earnings or is no longer probable of occurring.

In addition, the Company has a master netting agreement with each of the Company's counterparties, which permits net settlement of multiple, separate derivative contracts with a single payment. The Company presents its derivative instruments on a net basis in the consolidated financial statements.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Provision for Uncollectible Receivables Related to Merchant Cash Advances and Loans

Merchant cash advance receivables and loans represent the aggregate amount of Shopify Capital related receivables owed by merchants as of the consolidated balance sheet date, net of an allowance for uncollectible amounts. The Company estimates the allowance based on an assessment of various factors, including historical trends, merchants' gross merchandise volume, and other factors that may affect the merchants' ability to make future payments on the receivables. Additions to the allowance are reflected in current operating results, while charges against the allowance are made when losses are incurred. These additions are classified within general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss. Recoveries are reflected as a reduction in the allowance for uncollectible receivables related to merchant cash advances and loans when the recovery occurs.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Computer equipment is depreciated over the shorter of three years or their estimated useful lives while office furniture and equipment are depreciated over four years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of their associated leases, which range from three to fifteen years.

The carrying values of property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset to the net carrying value of the asset. If the estimated undiscounted future cash flows associated with the asset are less than the carrying value, an impairment loss will be recorded based on the estimated fair value.

Intangible Assets

Intangible assets are stated at cost, less accumulated amortization. Amortization is calculated using the straight-line method over the estimated useful lives of the related assets. Purchased software, acquired technology, acquired customer relationships, and capitalized software development costs are amortized into cost of revenues and operating expenses over a two or three year period, depending on the nature of the asset.

The carrying values of intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset to the net carrying value of the asset. If the estimated undiscounted future cash flows associated with the asset are less than the carrying value, an impairment loss will be recorded based on the estimated fair value.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of net assets of a business acquired in a business combination. Goodwill is not amortized, but instead tested for impairment at least annually. Should certain events or indicators of impairment occur between annual impairment tests, the Company will perform the impairment test as those events or indicators occur. Examples of such events or circumstances include the following: a significant decline in the Company’s expected future cash flows; a sustained, significant decline in the Company’s fair value; a significant adverse change in the business climate; and slower growth rates.

Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. The qualitative assessment considers the following factors: macroeconomic conditions, industry and

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

market considerations, cost factors, overall company financial performance, events affecting the reporting unit, and changes in the Company’s fair value. If the reporting unit does not pass the qualitative assessment, the Company carries out a quantitative test for impairment of goodwill. This is done by comparing the fair value of the reporting unit with the carrying value of its net assets. If the fair value of the reporting unit is greater than its carrying value, no impairment results. If the fair value of the reporting unit is less than its carrying value, an impairment loss would be recognized in the Consolidated Statements of Operations and Comprehensive Loss in an amount equal to that difference, limited to the total amount of goodwill allocated to that reporting unit. The Company has one reporting unit and evaluates goodwill for impairment at the entity level.

Business Combinations

The Company follows the acquisition method to account for business combinations in accordance with ASC 805, Business Combinations. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their estimated fair values on the date of a business acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments would be recorded in the consolidated statements of operations and comprehensive loss.

Segment Information

The Company’s chief operating decision maker (CODM) is a function comprised of two executives, specifically the Chief Executive Officer and the Chief Financial Officer. The CODM is the highest level of management responsible for assessing Shopify’s overall performance, and making operational decisions such as resource allocations related to operations, product prioritization, and delegations of authority. Management has determined that the Company operates in a single operating and reportable segment.

Concentration of Credit Risk

The Company’s cash and cash equivalents, marketable securities, trade and other receivables, merchant cash advances and loans receivable, and foreign exchange derivative products subject the Company to concentrations of credit risk. Management mitigates this risk associated with cash and cash equivalents by making deposits and entering into foreign exchange derivative products only with large banks and financial institutions that are considered to be highly credit worthy. Management mitigates the risks associated with marketable securities by adhering to its investment policy, which stipulates minimum rating requirements, maximum investment exposures and maximum maturities. Due to the Company’s diversified merchant base, there is no particular concentration of credit risk related to the Company’s trade and other receivables and merchant cash advances and loans receivable. Trade and other receivables and merchant cash advances and loans receivable are monitored on an ongoing basis to ensure timely collection of amounts. The Company has mitigated some of the risks associated with Shopify Capital by entering into an agreement with a third party to insure merchant cash advances offered by Shopify Capital. There are no receivables from individual merchants accounting for 10% or more of revenues or receivables.

Interest Rate Risk

Certain of the Company’s cash, cash equivalents and marketable securities earn interest. The Company’s trade and other receivables, accounts payable and accrued liabilities and lease liabilities do not bear interest. The Company is not exposed to material interest rate risk.

Foreign Exchange Risk

The Company’s exposure to foreign exchange risk is primarily related to fluctuations between the CAD and the USD. The Company is exposed to foreign exchange fluctuations on the revaluation of foreign currency

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

assets and liabilities. The Company uses foreign exchange derivative products to manage the impact of foreign exchange fluctuations. By their nature, derivative financial instruments involve risk, including the credit risk of non-performance by counter parties.

While the majority of the Company's revenues and cost of revenues are denominated in USD, a significant portion of operating expenses are incurred in CAD. As a result, earnings are adversely affected by an increase in the value of the CAD relative to the USD.

The following table summarizes the effects on revenues, cost of revenues, operating expenses, and loss from operations of a 10% strengthening(1) of the CAD versus the USD without considering the impact of the Company's hedging activities and without factoring in any potential changes in demand for the Company's solutions as a result of changes in the CAD to USD exchange rates:

	Years ended
	December 31, 2018			December 31, 2017
	GAAP Amounts As Reported $	Exchange Rate Effect (2) $	At 10% Stronger CAD Rate (3) $	GAAP Amounts As Reported $	Exchange Rate Effect (2) $	At 10% Stronger CAD Rate (3) $
	(in thousands)
Revenues	$1,073,229	$1,857	$1,075,086	$673,304	$1,104	$674,408
Cost of revenues	(476,962)	(3,302)	(480,264)	(293,051)	(2,131)	(295,182)
Operating expenses	(688,187)	(30,275)	(718,462)	(429,410)	(19,068)	(448,478)
Loss from operations	$(91,920)	$(31,720)	$(123,640)	$(49,157)	$(20,095)	$(69,252)

(1) A 10% weakening of the CAD versus the USD would have an equal and opposite impact on our revenues, cost of revenues, operating expenses and loss from operations as presented in the table.
(2) Represents the increase or decrease in GAAP amounts reported resulting from a 10% strengthening in the CAD-USD foreign exchange rates.
(3) Represents the outcome that would have resulted had the CAD-USD rates in those periods been 10% stronger than they actually were, excluding the impact of our hedging program and without factoring in any potential changes in demand for the Company's solutions as a result of changes in the CAD-USD exchange rates.

Accounting Pronouncements Adopted in the Year

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The new accounting standards update requires an entity to apply a five step model to recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, as well as a cohesive set of disclosure requirements that would result in an entity providing comprehensive information about the nature, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. In March 2016, the Financial Accounting Standards Board issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue Gross versus Net), updating the implementation guidance on principal versus agent considerations in the new revenue recognition standard. This update clarifies that an entity is a principal if it controls the specified good or service before that good or service is transferred to a customer. The update also includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customer. In May 2016, the FASB issued ASU 2016-12, Narrow-Scope Improvements and Practical Expedients, which provides clarification on how to assess collectibility, present sales taxes, treat non-cash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 also clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The Company adopted this new revenue standard effective January 1, 2018, using the full retrospective method. There was no impact on previously reported results.

The most significant impact of adoption of the new revenue standard in the current year relates to the Company's accounting for incremental costs of obtaining a contract. Specifically, the Company is required to recognize as an asset the incremental sales commission costs of obtaining a contract with a merchant, if the Company expects to recover these costs. The contract assets are subsequently amortized on a systematic basis consistent with the pattern of the transfer of the good or service to which the asset relates to, which in the Company's case, is on a straight-line basis over the estimated life of the related merchant relationship. The adoption of the new revenue standard did not have an impact on the timing and amount of revenue recognition, or on cash from or used in operating, investing, or financing activities.

In January 2017, the Financial Accounting Standards Board issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill and eliminates Step 2 from the goodwill impairment test. The standard is effective for annual periods beginning after December 15, 2019 but the Company opted for early adoption for the goodwill impairment test that was completed as of September 30, 2018. The adoption of this standard did not have an impact on the Company's annual goodwill impairment test because the estimated fair value of the reporting unit was greater than its carrying amount.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. The standard requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. This standard also requires classification of all cash payments within operating activities in the statement of cash flows. In July 2018, the Financial Accounting Standards Board issued ASU No. 2018-11, Leases - Targeted Improvements, which provides an additional transition method. The Company will adopt the standard effective January 1, 2019 using a modified retrospective approach and applying the transition method that does not require adjustments to comparative periods nor require modified disclosures in the comparative periods. The Company will elect the package of practical expedients to not reassess whether a contract is or contains a lease, lease classification and initial direct costs for contracts that expired or existed prior to the effective date. As the lessee to material operating leases, the standard will have a material impact on the Company's consolidated balance sheets, but will not have an impact on its consolidated statements of operations. While the adoption remains in progress, the Company expects that the most significant impact will be the recognition of right-of-use assets and lease liabilities for the Company's operating leases. The Company has completed its process to identify the population of lease arrangements and it is nearing the completion of applying the new leasing standard to each arrangement. The Company has also determined the incremental borrowing rate for each arrangement.

In June 2016, the Financial Accounting Standards Board issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, which will replace the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates on loans, trade and other receivables, held-to-maturity debt securities, and other instruments. The update is effective for annual periods beginning after December 15, 2019 including interim periods within those periods. Early adoption is permitted. The Company is currently assessing the impact of this new standard.

In August 2018, the Financial Accounting Standards Board issued ASU No. 2018-15, Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

use software. The update is effective for annual periods beginning after December 15, 2019 including interim periods within those periods and can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

4.	Cash and Cash Equivalents

As at December 31, 2018 and 2017, the Company’s cash and cash equivalents balance was $410,683 and $141,677, respectively. These balances included $292,290 and $61,263, respectively, of money market funds, repurchase agreements and commercial paper.

5.	Financial Instruments

As at December 31, 2018, the carrying amount and fair value of the Company’s financial instruments were as follows:

	Level 1 $		Level 2 $		Level 3 $
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash equivalents:
Commercial paper	—	—	4,994	4,994	—	—
Repurchase agreements	—	—	60,000	60,005	—	—
Marketable securities:
U.S. term deposits	127,500	128,241	—	—	—	—
U.S. federal bonds	230,898	231,299	—	—	—	—
Canadian federal bonds	19,967	19,962	—	—	—	—
Corporate bonds and commercial paper	—	—	1,180,622	1,182,437	—	—

Liabilities:
Derivative liabilities:
Foreign exchange forward contracts	—	—	12,216	12,216	—	—

The fair values above include accrued interest of $5,109, which is excluded from the carrying amounts. The accrued interest is included in Trade and other receivables in the Consolidated Balance Sheets.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

As at December 31, 2017, the carrying amount and fair value of the Company’s financial instruments were as follows:

	Level 1 $		Level 2 $		Level 3 $
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash equivalents:
Corporate bonds and commercial paper	—	—	9,965	9,965	—	—
Marketable securities:
U.S. term deposits	65,000	65,284	—	—	—	—
U.S. federal bonds	119,074	119,057	—	—	—	—
Canadian federal bonds	19,945	19,940	—	—	—	—
Corporate bonds and commercial paper	—	—	592,343	593,554	—	—
Derivative assets:
Foreign exchange forward contracts	—	—	4,503	4,503	—	—

Liabilities:
Derivative liabilities:
Foreign exchange forward contracts	—	—	795	795	—	—

The fair values above include accrued interest of $2,015, which is excluded from the carrying amounts. The accrued interest is included in Trade and other receivables in the Consolidated Balance Sheets.

All cash equivalents and marketable securities mature within one year of the consolidated balance sheet date.

As at December 31, 2018 the Company held foreign exchange forward contracts to convert USD into CAD, with a total notional value of $276,696 (December 31, 2017 - $182,464), to fund a portion of its operations. The foreign exchange forward contracts have maturities of twelve months or less. The fair value of foreign exchange forward contracts and corporate bonds was based upon Level 2 inputs, which included period-end mid-market quotations for each underlying contract as calculated by the financial institution with which the Company has transacted. The quotations are based on bid/ask quotations and represent the discounted future settlement amounts based on current market rates. There were no transfers between Levels 1, 2 and 3 during the years ended December 31, 2018 and December 31, 2017.

Derivative Instruments and Hedging

The Company has a hedging program to mitigate the impact of foreign currency fluctuations on future cash flows and earnings. Under this program the Company has entered into foreign exchange forward contracts with certain financial institutions and designated those hedges as cash flow hedges. As of December 31, 2018, $12,216 of unrealized losses related to changes in the fair value of foreign exchange forward contracts designated as cash flow hedges were included in accumulated other comprehensive loss and current liabilities, on the consolidated balance sheet. This amount is expected to be reclassified into earnings over the next twelve months. In the year ended December 31, 2018, $4,170 of realized losses (December 31, 2017 - realized gains of $3,398) related to the maturity of foreign exchange forward contracts designated as cash flow hedges were included in operating expenses. Under the current hedging program, the Company is hedging cash flows associated with payroll and facility costs.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

6.    Trade and Other Receivables

	December 31, 2018 $	December 31, 2017 $	December 31, 2016 $
Unbilled revenues	12,653	7,616	2,293
Trade receivables	11,191	7,073	2,818
Accrued interest	5,109	2,015	896
Leasehold incentives receivable	4,411	1,607	1,452
Other receivables	7,983	3,628	2,140
	41,347	21,939	9,599

Unbilled revenues represent amounts not yet billed to merchants related to subscription fees for Plus merchants, transaction fees and shipping charges, as at the Consolidated Balance Sheet date.

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in our unbilled revenues and trade receivables accounts. The Company determined the allowance based on historical experience and other currently available evidence. Activity in the allowance for doubtful accounts was as follows:

	Years ended
	December 31, 2018 $	December 31, 2017 $
Balance, beginning of the year	1,642	113
Provision for uncollectible receivables	1,355	1,529
Write-offs	(1,974)	—
Balance, end of the year	1,023	1,642

7.    Merchant Cash Advances and Loans Receivable

	December 31, 2018	December 31, 2017	December 31, 2016
	$	$	$
Merchant cash advances and loans receivable, gross	94,612	49,143	12,924
Allowance for uncollectible merchant cash advances and loans receivable	(2,739)	(2,042)	(1,028)
Merchant cash advances and loans receivable, net	91,873	47,101	11,896

The following table summarizes the activities of the Company’s allowance for uncollectible merchant cash advances and loans receivable:

	Years ended
	December 31, 2018	December 31, 2017
	$	$
Balance, beginning of the year	2,042	1,028
Provision for uncollectible merchant cash advances and loans receivable	5,922	2,606
Merchant cash advances and loans receivable charged off, net of recoveries	(5,225)	(1,592)
Balance, end of the year	2,739	2,042

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

8.    Other Current Assets

	December 31, 2018 $	December 31, 2017 $
Prepaid expenses	12,912	7,239
Deposits	9,599	5,240
Other current assets	3,681	1,616
Foreign exchange contracts	—	4,503
	26,192	18,598

9.	Property and Equipment

	December 31, 2018
	Cost $	Accumulated depreciation $	Net book value $
Leasehold improvements	63,402	16,498	46,904
Computer equipment	14,293	7,540	6,753
Office furniture and equipment	14,092	6,137	7,955
	91,787	30,175	61,612

In the year ended December 31, 2018, the Company retired and disposed of computer equipment with an original cost of $26,201. There was no gain or loss recognized in the Consolidated Statements of Operations and Comprehensive Loss as a result of the disposal of these assets.

	December 31, 2017
	Cost $	Accumulated depreciation $	Net book value $
Leasehold improvements	43,058	10,541	32,517
Computer equipment	34,644	20,592	14,052
Office furniture and equipment	7,660	3,869	3,791
	85,362	35,002	50,360

The following table illustrates the classification of depreciation in the Consolidated Statements of Operations and Comprehensive Loss:

	Years ended
	December 31, 2018 $	December 31, 2017 $
Cost of revenues	5,950	8,055
Sales and marketing	4,087	2,405
Research and development	4,900	4,654
General and administrative	1,968	1,466
	16,905	16,580

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

10.    Intangible Assets

	December 31, 2018
	Cost $	Accumulated amortization $	Net book value $
Software development costs	24,963	9,226	15,737
Acquired technology and customer relationships	16,051	8,221	7,830
Purchased software	6,973	4,503	2,470
Domain names	591	556	35
	48,578	22,506	26,072

	December 31, 2017
	Cost $	Accumulated amortization $	Net book value $
Software development costs	12,297	5,394	6,903
Acquired technology and customer relationships	12,935	3,382	9,553
Purchased software	3,752	3,080	672
Domain names	591	509	82
	29,575	12,365	17,210
Internal software development costs of $12,666 and $5,547 were capitalized during the years ended December 31, 2018 and 2017, respectively, and are classified within software development costs as an intangible asset. Amortization expense related to the capitalized internally developed software was $3,832 and $2,837 for the years ended December 31, 2018 and 2017, respectively, and is included in cost of revenues and general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
The following table illustrates the classification of amortization expense related to intangible assets in the Consolidated Statements of Operations and Comprehensive Loss:

	Years ended
	December 31, 2018 $	December 31, 2017 $
Cost of revenues	9,720	5,983
Sales and marketing	252	312
Research and development	60	299
General and administrative	109	208
	10,141	6,802

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Estimated future amortization expense related to intangible assets, as at December 31, 2018 is as follows:

Fiscal Year	Amount $
2019	13,296
2020	9,508
2021	3,053
2022	215
Total	26,072

11.    Goodwill

In the year ended December 31, 2018, the Company acquired Solutions Alveo Inc. and Tictail, Inc. resulting in additions to goodwill of $2,577 and $15,125, respectively. The remainder of the Company's goodwill relates to previous acquisitions of various companies including, but not limited to, Oberlo UAB, which was acquired on April 28, 2017. Goodwill is attributable to the Company’s single reporting unit.
The Company completed its annual impairment test of goodwill as of September 30, 2018. The Company exercised its option to bypass the qualitative assessment pursuant to ASC 350, Intangibles - Goodwill and Other, and perform a quantitative analysis. The Company determined that the consolidated business is represented by a single reporting unit and concluded that the estimated fair value of the reporting unit, determined using market capitalization, was greater than its carrying amount.
No goodwill impairment was recognized in the years ended December 31, 2018 or December 31, 2017.
The gross changes in the carrying amount of goodwill as of December 31, 2018 and December 31, 2017 are as follows:

	December 31, 2018	December 31, 2017
	$	$
Balance, beginning of the year	20,317	15,504
Acquisition of Tictail, Inc.	15,125	—
Acquisition of Solutions Alveo Inc.	2,577	—
Acquisition of Oberlo UAB	—	4,813
Balance, end of the year	38,019	20,317

12.	Accounts Payable and Accrued Liabilities

	December 31, 2018 $	December 31, 2017 $
Trade accounts payable and trade accruals	61,271	44,333
Employee related accruals	14,321	10,610
Foreign exchange forward contracts	12,216	795
Other payables and accruals	9,148	6,838
	96,956	62,576

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

13.    Deferred Revenue

	Years ended
	December 31, 2018 $	December 31, 2017 $
Balance, beginning of the year	32,046	21,086
Deferral of revenue	37,563	29,111
Recognition of deferred revenue	(28,548)	(18,151)
Balance, end of the year	41,061	32,046

	December 31, 2018 $	December 31, 2017 $
Current portion	39,180	30,694
Long term portion	1,881	1,352
	41,061	32,046

The opening balances of current and long-term deferred revenue were $20,164 and $922, respectively, as of January 1, 2017.

14.    Lease Incentives

The Company leases space for its offices. The Company’s principal lease is for its head office, which is located at 150 Elgin Street in Ottawa, Canada. This lease covers a period of twelve years, ten months that began on March 1, 2014. The lease includes an option to renew for a further five years. The Company received leasehold incentives in the form of rent-free periods and fit-up allowances. The lease agreement also includes scheduled rent increases that are not dependent on future events and therefore the lease payments are being accounted for on a straight-line basis over the expected term of the lease.
The Company also maintains other offices in Canada, the United States, Germany, Lithuania, Sweden, and China. In most of these locations, the Company received leasehold incentives in the form of rent-free periods and fit-up allowances. The lease agreements also include scheduled rent increases that are not dependent on future events and therefore the lease payments are being accounted for on a straight-line basis over the expected term of the lease.

The following table represents the details of the Company’s lease incentives balance as of December 31, 2018 and 2017:

	December 31, 2018 $	December 31, 2017 $
Current portion	2,552	1,484
Long term portion	22,316	14,970
	24,868	16,454

15.	Credit Facility

The Company has a revolving credit facility with Royal Bank of Canada for $8,000 CAD. The credit facility bears interest at the Royal Bank Prime Rate plus 0.30%. As at December 31, 2018 the effective rate was 4.25%, and no cash amounts have been drawn under this credit facility.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

16.	Commitments and Contingencies

Operating Leases and Unconditional Purchase Obligations

The Company has entered into various non-cancellable operating leases for certain offices with contractual lease periods expiring between 2019 and 2037. Rent expense was $22,123 and $11,744 for the years ended December 31, 2018 and 2017, respectively. The Company has also entered into agreements where it commits to certain usage levels related to outsourced hosting.

Amounts of minimum future annual payments under non-cancellable operating leases and purchase obligations in each of the next five years and thereafter as at December 31, 2018 are as follows:

Fiscal Year	Amount $
2019	43,972
2020	58,555
2021	47,443
2022	34,378
2023	38,788
Thereafter	346,367
Total future minimum payments	569,503

Litigation and Loss Contingencies

The Company records accruals for loss contingencies when losses are probable and reasonably estimable. From time to time, the Company may become a party to litigation and subject to claims incidental to the ordinary course of business, including intellectual property claims, labour and employment claims and threatened claims, breach of contract claims, tax and other matters. The Company currently has no material pending litigation or claims. The Company is not aware of any litigation matters or loss contingencies that would be expected to have a material adverse effect on the business, consolidated financial position, results of operations, or cash flows.

17.    Shareholders’ Equity

Public Offerings

In December 2018, the Company completed a public offering in which it issued and sold 2,600,000 Class A subordinate voting shares at a public offering price of $154.00 per share. The Company received total net proceeds of $394,704 after deducting offering fees and expenses of $5,696.

In February 2018, the Company completed a public offering in which it issued and sold 4,800,000 Class A subordinate voting shares at a public offering price of $137.00 per share. The Company received total net proceeds of $646,984 after deducting offering fees and expenses of $10,616.

In May 2017, the Company completed a public offering in which it issued and sold 5,500,000 Class A subordinate voting shares at a public offering price of $91.00 per share. Subsequently, in June 2017, the Company issued and sold 825,000 Class A subordinate voting shares at the same price as a result of the underwriters' exercise of their over-allotment option. The Company received total net proceeds of $560,057 after deducting underwriting discounts and commissions of $14,390 and other offering expenses of $1,128.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Common Stock Authorized

The Company is authorized to issue an unlimited number of Class A subordinate voting shares and an unlimited number of Class B multiple voting shares. The Class A subordinate voting shares have one vote per share and the Class B multiple voting shares have 10 votes per share. The Class B multiple voting shares are convertible into Class A subordinate voting shares on a one-for-one basis at the option of the holder. Class B multiple voting shares will automatically convert into Class A subordinate voting shares in certain other circumstances.

Preferred Shares
The Company is authorized to issue an unlimited number of preferred shares issuable in series. Each series of preferred shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the Company’s Board of Directors prior to the issuance thereof. Holders of preferred shares, except as otherwise provided in the terms specific to a series of preferred shares or as required by law, will not be entitled to vote at meetings of holders of shares.

Stock-Based Compensation

In 2008, the Board of Directors adopted and the Company’s shareholders approved the Legacy Stock Option Plan (“the Legacy Option Plan”). Immediately prior to the completion of the Company’s May 2015 IPO, and in connection with the closing of the offering, each option outstanding under the Legacy Option Plan became exercisable for one Class B multiple voting share. Following the closing of the Company’s IPO, no further awards were made under the Legacy Option Plan. The Legacy Option Plan continues to govern awards granted thereunder.

The Company’s Board of Directors and shareholders approved a stock option plan ("Stock Option Plan"), as well as a Long Term Incentive Plan ("LTIP"), each of which became effective upon the closing of the Company's IPO on May 27, 2015. On May 30, 2018, the Company’s Board of Directors and shareholders amended both the Stock Option Plan and the LTIP.

The Stock Option Plan allows for the grant of options to the Company’s officers, directors, employees and consultants. All options granted under the Stock Option Plan will have an exercise price determined and approved by the Company’s Board of Directors at the time of grant, which shall not be less than the market price of the Class A subordinate voting shares at such time. For purposes of the Stock Option Plan, the market price of the Class A subordinate voting shares shall be the volume weighted average trading price of the Class A subordinate voting shares on the NYSE for the five trading days ending on the last trading day before the day on which the option is granted. Options granted under the Stock Option Plan are exercisable for Class A subordinate voting shares. Both the vesting period and term of the options in the Stock Option Plan are determined by the Board of Directors at the time of grant. The majority of grants outstanding under both the Stock Option Plan and the Legacy Option Plan have been approved with a four year vesting schedule with 25% vesting after one year and the remainder vesting evenly over the remaining 36 months. Options granted under the Stock Option Plan since November 2017 have been approved with a three year vesting schedule with 1/3 vesting after one year and the remainder vesting evenly over the remaining 24 months.

The LTIP provides for the grant of share units, or LTIP Units, consisting of RSUs, performance share units (PSUs), and deferred share units (DSUs). Each LTIP Unit represents the right to receive one Class A subordinate voting share in accordance with the terms of the LTIP. Unless otherwise approved by the Board of Directors, RSUs will vest as to 1/3 each on the first, second and third anniversary dates of the date of grant. Prior to November 2017 all RSU grants were approved with a four year vesting schedule with 25% vesting after one year and the remainder vesting evenly over the remaining 36 months. RSUs granted since November 2017 have been approved with a three year vesting schedule with 1/3 vesting after one year and the remainder vesting evenly over the remaining 24 months. A PSU participant’s grant agreement will describe the performance criteria established by the Company’s Board of Directors that must be achieved for PSUs to vest to the PSU participant, provided the participant is continuously employed by or in the Company’s service or

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

the service or employment of any of the Company’s affiliates from the date of grant until such PSU vesting date. DSUs will be granted solely to directors of the Company, at their option, in lieu of their Board retainer fees. DSUs will vest upon a director ceasing to act as a director. As at the Consolidated Balance Sheet date there have been nil PSUs granted.

The maximum number of Class A subordinate voting shares reserved for issuance, in the aggregate, under the Company's Stock Option Plan and the LTIP was initially equal to 3,743,692 Class A subordinate voting shares. The number of Class A subordinate voting shares available for issuance, in the aggregate, under the Stock Option Plan and the LTIP will be automatically increased on January 1st of each year, beginning on January 1, 2016 and ending on January 1, 2026, in an amount equal to 5% of the aggregate number of outstanding Class A subordinate voting shares and Class B multiple voting shares on December 31st of the preceding calendar year. As at January 1, 2019 there were 15,047,030 shares available for issuance under the Company's Stock Option Plan and LTIP.

The following table summarizes the stock option and RSU award activities under the Company's share-based compensation plans for the years ended December 31, 2018 and 2017:

	Shares Subject to Options Outstanding					Outstanding RSUs
	Number of Options (1)	Weighted Average Exercise Price $	Remaining Contractual Term (in years)	Aggregate Intrinsic Value (2) $	Weighted Average Grant Date Fair Value $	Outstanding RSUs	Weighted Average Grant Date Fair Value $
December 31, 2016	9,899,393	9.74	6.78	328,003	—	2,360,817	29.97
Stock options granted	1,061,478	74.80	—	—	37.51	—	—
Stock options exercised	(3,322,993)	4.45	—	—	—	—	—
Stock options forfeited	(284,332)	31.65	—	—	—	—	—
RSUs granted	—	—	—	—	—	1,172,707	81.89
RSUs settled	—	—	—	—	—	(824,215)	28.85
RSUs forfeited	—	—	—	—	—	(210,631)	40.21
December 31, 2017	7,353,546	20.67	6.81	590,700	—	2,498,678	53.84
Stock options granted	486,434	138.12	—	—	69.81	—
Stock options exercised	(2,179,999)	13.99	—	—	—	—
Stock options forfeited	(183,191)	44.58	—	—	—	—
RSUs granted	—	—	—	—	—	1,127,094	139.58
RSUs settled	—	—	—	—	—	(935,002)	51.72
RSUs forfeited	—	—	—	—	—	(217,105)	68.70
December 31, 2018	5,476,790	32.96	6.23	577,731	—	2,473,665	92.40

Stock options exercisable as of December 31, 2018	3,517,755	12.19	5.22	444,159
(1) As at December 31, 2018, 2,790,681 of the outstanding stock options were granted under the Company's Legacy Option Plan and are exercisable for Class B multiple voting shares, and 2,686,109 of the outstanding stock options were granted under the Company's Stock Option Plan and are exercisable for Class A subordinate voting shares.
(2) The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the closing market price of the Company's Class A subordinate voting shares as of December 31, 2018 and December 31, 2017.

As at December 31, 2018 the Company had issued 347 Deferred Share Units under its Long Term Incentive Plan.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The total intrinsic value of stock options exercised and RSUs settled during the years ended December 31, 2018 and 2017 was $409,029 and $311,354 respectively. The aggregate intrinsic value of options exercised is calculated as the difference between the exercise price of the underlying stock option awards and the market value on the date of exercise.
As of December 31, 2018 and 2017, there was $227,523 and $157,175, respectively, of remaining unamortized compensation cost related to unvested stock options and RSUs granted to the Company’s employees. This cost will be recognized over an estimated weighted-average remaining period of 2.24 years. Total unamortized compensation cost will be adjusted for future changes in estimated forfeitures.

Share-Based Compensation Expense

All share-based awards are measured based on the grant date fair value of the awards and recognized in the Consolidated Statements of Operations and Comprehensive Loss over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award).

The Company estimates the fair value of stock options granted using the Black-Scholes option valuation model, which requires assumptions, including the fair value of our underlying common stock, expected term, expected volatility, risk-free interest rate and dividend yield of the Company's common stock. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, share-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

•	Fair Value of Common Stock. The Company uses the five-day volume weighted average price for its common stock as reported on the New York Stock Exchange.

•
Expected Term. The Company determines the expected term based on the average period the stock options are expected to remain outstanding. The Company bases the expected term assumptions on its historical behavior combined with estimates of post-vesting holding period.

•
Expected Volatility. The Company determines the price volatility factor based on a weighted combination of the Company's historical volatility and the historical volatility of publicly traded industry peers. To determine its peer group of companies, the Company considers public companies in the technology industry and selects those that are similar to us in size, stage of life cycle, and financial leverage. The Company intends to continue to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of its own common stock price becomes available, or unless circumstances change such that the identified companies are no longer similar, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•
Risk-Free Interest Rate. The Company bases the risk-free interest rate used in the Black-Scholes valuation model on the yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term of the stock options for each stock option group.

•
Expected Dividend. The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero in the option pricing model.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The assumptions used to estimate the fair value of stock options granted to employees are as follows:

	Years ended
	December 31, 2018	December 31, 2017
Expected volatility	54.2%	56.0%
Risk-free interest rate	2.72%	1.85%
Dividend yield	Nil	Nil
Average expected life	5.31	5.15

In addition to the assumptions used in the Black-Scholes option valuation model, the Company must also estimate a forfeiture rate to calculate the share-based compensation expense for our awards. The Company's forfeiture rate is based on an analysis of its actual forfeitures. The Company will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on share-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher/lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase/decrease to the share-based compensation expense recognized in the consolidated financial statements.

The following table illustrates the classification of stock-based compensation in the Consolidated Statements of Operations and Comprehensive Loss, which includes both stock-based compensation and restricted share-based compensation expense:

	Years ended
	December 31, 2018	December 31, 2017
	$	$
Cost of revenues	2,232	1,102
Sales and marketing	21,928	8,986
Research and development	55,164	31,338
General and administrative	16,396	7,737
	95,720	49,163

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

18.	Changes in Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in accumulated other comprehensive income (loss), which is reported as a component of shareholders’ equity, for the years ended December 31, 2018 and 2017:

	Gains and Losses on Cash Flow Hedges (all amounts net of tax)
	Years ended
	December 31, 2018	December 31, 2017
	$	$
Balance, beginning of the year	3,435	(1,818)

Other comprehensive income (loss) before reclassifications	(19,821)	8,651
Amounts reclassified from accumulated other comprehensive income (loss) to earnings	4,170	(3,398)
Other comprehensive income (loss), net of tax	(15,651)	5,253
Balance, end of the year	(12,216)	3,435

19.	Net Loss per Share

The Company applies the two-class method to calculate its basic and diluted net loss per share as both classes of its voting shares are participating securities with equal participation rights and are entitled to receive dividends on a share for share basis.

The following table summarizes the reconciliation of the basic weighted average number of shares outstanding and the diluted weighted average number of shares outstanding:

	December 31, 2018	December 31, 2017
Basic and diluted weighted average number of shares outstanding	105,671,839	95,774,897
The following items have been excluded from the diluted weighted average number of shares outstanding because they are anti-dilutive:
Stock options	5,476,790	7,353,546
Restricted share units	2,473,665	2,498,678
	7,950,455	9,852,224

In the years ended December 31, 2018 and 2017, the Company was in a loss position and therefore diluted loss per share is equal to basic loss per share.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

20.    Income Taxes

The domestic and foreign components of comprehensive loss before income taxes were as follows:

	Years ended
	December 31, 2018 $	December 31, 2017 $
Domestic	(71,188)	(31,056)
Foreign	(9,016)	(3,686)
	(80,204)	(34,742)

The reconciliation of the expected provision for income tax recovery/expense to the actual provision for income tax recovery/expense reported in the Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2018 and 2017 is as follows:

	Years ended
	December 31, 2018 $	December 31, 2017 $
Comprehensive loss	(80,204)	(34,742)
Expected income tax expense at Canadian statutory income tax rate of 26.51% (2017 - 26.51%)	(21,269)	(9,211)
Permanent differences	16,057	13,015
Share issuance costs	(6,599)	(4,502)
Stock-based compensation benefits	(3,132)	(4,722)
State tax losses	(659)	(4,875)
Other items	(88)	367
Foreign tax rate differential	1,726	711
Increase in valuation allowance	13,964	9,217
Provision for income tax (recovery) expense	—	—
During the years ended December 31, 2018 and 2017, the comprehensive loss before income taxes includes foreign income loss of $9,016 and $3,686, respectively.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2018 and 2017 are as follows:

	December 31, 2018 $	December 31, 2017 $
Deferred tax assets
State tax loss carryforwards	7,493	6,839
Share issuance costs	8,011	6,662
Lease accruals and reserves	8,384	5,747
Tax loss carryforwards	12,047	4,283
Scientific Research & Experimental Development (SR&ED) expenditure carryforwards	2,539	3,486
Temporary differences on capital and intangible assets	2,366	3,236
Investment tax credits	3,294	3,046
Stock based compensation expense	6,427	237
Valuation allowance	(46,343)	(31,653)
Total deferred tax assets	4,218	1,883

Deferred tax liabilities
Capitalized software development costs	5,350	3,271
Total deferred tax liabilities	5,350	3,271

Net deferred tax liability	1,132	1,388
Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. On the basis of this evaluation, as of December 31, 2018, a valuation allowance continues to be recorded against all of our deferred tax assets as we believe that it is not more likely than not that our deferred tax assets will be realized.
The Company does not have any unrecognized tax benefits.
The Company's accounting policy is to recognize interest and penalties related to uncertain tax positions as a component of income tax expense. In the years ended December 31, 2018 and 2017, there was no interest or penalties related to uncertain tax positions.

The Company and its Canadian subsidiaries file federal and provincial income tax returns in Canada. The Company and its U.S. subsidiaries file federal and state income tax returns in the U.S. and other foreign subsidiaries file income tax returns in their respective foreign jurisdictions. The Company remains subject to audit by the relevant tax authorities for the years ended 2011 through 2018.

The Company was subject to a corporate income tax audit by the Canadian Revenue Agency (CRA) for tax years ending December 31, 2015. During the year ending December 31, 2018, the CRA concluded its audit with no reassessment and, thus, no interest or penalties. There is no impact to the consolidated financial statements for the year ending December 31, 2018.

The Company estimates SR&ED expenditures and claims investment tax credits for income tax purposes based on management’s interpretation of the applicable legislation in the Income Tax Act and related provincial legislation. These claims are subject to audit by the tax authorities. In the opinion of management, the treatment of research and development expenditures for income tax purposes is appropriate. Any difference between recorded investment tax credits and amounts ultimately received is recorded when the amount becomes known.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

As at December 31, 2018 and 2017, the Company had unused non-capital tax losses of approximately $169,967 and $96,495 respectively. $17,210 of the non-capital tax losses as at December 31, 2018 do not expire, while the $152,757 remaining non-capital tax losses are due to expire between 2032 and 2038. U.S. state losses of $116,026 are included in the balance at December 31, 2018. In addition, at December 31, 2018 and 2017, the Company has a SR&ED expenditure pool balance totaling $9,575 and $13,148, respectively, which does not expire, and investment tax credits of $4,179 and $3,762, respectively. The investment tax credits are due to expire between 2030 and 2038.

21.    Segment and Geographical Information

The Company has determined that it operates in a single operating and reportable segment.

The following table presents total external revenues by geographic location, based on the location of the Company’s merchants:

	Years ended
	December 31, 2018		December 31, 2017
	$	%	$	%
Canada	70,774	6.6%	48,107	7.2%
United States	755,454	70.4%	478,286	71.0%
United Kingdom	69,596	6.5%	44,590	6.6%
Australia	47,937	4.5%	31,625	4.7%
Rest of World	129,468	12.0%	70,696	10.5%
	1,073,229	100.0%	673,304	100.0%

The following table presents the total net book value of the Company’s long-lived physical assets by geographic location:

	December 31, 2018		December 31, 2017
	$	%	$	%
Canada	58,460	94.9%	40,309	80.0%
United States	1,593	2.6%	9,633	19.2%
Rest of World	1,559	2.5%	418	0.8%
	61,612	100.0%	50,360	100.0%

22.	Business Acquisitions

Solutions Alveo Inc.

On June 22, 2018, the Company completed the acquisition of Solutions Alveo Inc., a company based in Montreal, Canada, which developed an app that helps automate the return process for Shopify merchants. The Company acquired 100 percent of the outstanding shares of Solutions Alveo Inc. The transaction was accounted for as a business combination. The operations of Solutions Alveo Inc. have been consolidated into the Company's results as of the acquisition date.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Tictail, Inc.

On November 19, 2018, the Company completed the acquisition of Tictail, Inc. and all of its subsidiaries (Tictail), a Delaware corporation based in Stockholm, Sweden, which operates an e-commerce platform. The Company acquired 100 percent of the outstanding shares of Tictail in exchange for cash consideration of $17,144. The transaction was accounted for as a business combination. The operations of Tictail have been consolidated into the Company's results as of the acquisition date.

The following table summarizes the final purchase price allocation of the Tictail assets acquired and liabilities assumed at the acquisition date:

Amount $
Net closing working capital:
Cash	1,465
Trade and other receivables	156
Other current assets	1,054
Accounts payable and accrued liabilities	(207)
Other current liabilities	(1,640)
Estimated fair value of identifiable assets acquired:
Acquired technology	1,400
Customer relationships	100
Goodwill	15,125
Deferred tax liability on acquired intangibles	(309)
Total purchase price	17,144

The acquired technology was valued at $1,400 and customer relationships were valued at $100 using a cost approach. The acquired intangibles are being amortized over periods ranging from 1 to 3 years. Goodwill from the Tictail acquisition is primarily attributable to the assembled workforce. None of the goodwill recognized is expected to be deductible for income tax purposes. The deferred tax liability relates to the taxable temporary difference on the acquired intangible assets.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Oberlo UAB

On April 28, 2017, the Company completed the acquisition of Oberlo UAB (Oberlo), a company located in Lithuania that facilitates product sourcing and dropshipping. The Company acquired 100 percent of the outstanding shares of Oberlo in exchange for cash consideration of $17,239. The transaction was accounted for as a business combination. The operations of Oberlo have been consolidated into the Company's results as of the acquisition date.

The following table summarizes the final purchase price allocation of the Oberlo assets acquired and liabilities assumed at the acquisition date:

Amount $
Net closing working capital:
Cash	1,521
Trade and other receivables	1,603
Accounts payable and accrued liabilities	(885)
Estimated fair value of identifiable assets acquired:
Acquired technology	11,590
Customer relationships	395
Goodwill	4,813
Deferred tax liability on acquired intangibles	(1,798)
Total purchase price	17,239

The acquired technology, the Oberlo app, was valued at $11,590 and customer relationships were valued at $395 using a discounted cash flow methodology, and are being amortized over 3 and 2 years, respectively. Goodwill from the Oberlo acquisition is primarily attributable to the expected synergies that will result from integrating the Oberlo solution with the Company's platform, and the acquisition of an assembled workforce. None of the goodwill recognized is expected to be deductible for income tax purposes. The deferred tax liability relates to the taxable temporary difference on the acquired intangible assets.

23.    Comparative Figures

Certain comparative figures have been reclassified in order to conform to the current period presentation.